Exhibit 5.1

February 3, 2010

InfoLogix, Inc.

101 East County Line Road, Suite 210

Hatboro, Pennsylvania  19040

Ladies and Gentlemen:

We have acted as counsel to InfoLogix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the resale from time to time of up to (a) 2,691,790  shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”) and (b) 672,948 shares of Common Stock (the “Warrant Shares”) issuable by the Company upon the exercise of an outstanding warrant (the “Warrant”), by the holder named under the caption “Selling Stockholder” in the prospectus included in the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, (iii) the By-Laws of the Company, (iv) the Warrant, (v) resolutions adopted by the Company’s Board of Directors related to the issuance and sale of the Shares and the Warrant, and (vi) such other agreements, instruments, documents, and records relating to the Company and the issuance and sale of the Shares and the Warrant as we have deemed appropriate.  In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company.  As to various questions of fact material to our opinion, we have relied on representations of officers of the Company, upon statements made to us in discussion with the Company’s management and upon certificates of public officials.  Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion (i) the Shares are validly issued, fully paid and non-assessable by the Company and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.  This opinion letter speaks of the date hereof and we assume no obligation to update this opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Drinker Biddle & Reath

DRINKER BIDDLE & REATH LLP